Exhibit 99.1

B2Digital to Launch National Radio and Digital Media Campaign Across Entercom’s Entire 170 Million Monthly Listener Network

TAMPA, FL, September 2, 2020 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is excited to announce that the Company is preparing to launch a nationwide advertising campaign, harnessing Radio and Digital Media, in partnership with Entercom, a leading audio and entertainment company engaging over 170 million consumers each month through its iconic broadcast brands, expansive digital platform, premium podcast network, and live events and experiences.

The campaign will harness Entercom’s massive footprint through radio spots running nationwide multiple times per day across the entire Entercom network of stations, along with banner ads and sponsorship mentions, to raise awareness about B2Digital’s action-packed fall fighting event season, now underway, with 12 more hard-hitting fight nights after Saturday’s tremendous success at Strikehard 55 MMA in Alabama.

“Getting to the next level for this Company will be, in large part, about getting ‘found’ by new fans ready for compelling live MMA entertainment – it’s about visibility,” commented Greg P. Bell, Chairman & CEO of B2Digital. “We have a tremendous product already. That fact was powerfully reinforced once again this past Saturday with a thrilling kick-off to our live B2 Fighting Series Fall Season at Strikehard 55. Now, we need to get it in front of as many people as possible. Entercom is the best in the business at helping companies like ours achieve precisely that goal.”

Management believes this national campaign will create millions of new potential fans and followers as B2Digital gears up for its next two live B2FS MMA Pay-Per-View events over the coming month: Pinnacle Combat 32 live MMA on September 26 in Dubuque, and Strikehard Productions 56, live MMA on October 10 in Tuscaloosa, Alabama.

For more information about B2Digital, visit the Company’s website at www.b2digitalotc.com.

About Entercom Communications Corp.

Entercom Communications Corp. (NYSE: ETM) is a leading audio and entertainment company engaging over 170 million consumers each month through its iconic broadcast brands, expansive digital platform, premium podcast network and live events and experiences. With presence in every major U.S. market, and accessible on every device, Entercom delivers the industry’s most compelling live and on-demand content and experiences from voices and influencers its communities trust and love. The company’s robust portfolio of assets and integrated solutions offer advertisers today’s most engaged audiences through targeted reach, brand amplification and local activation—all at national scale. Entercom is the unrivaled leader in local radio sports and news and the #1 creator of live, original local audio content in the U.S. Learn more at www.entercom.com, Facebook and Twitter (@Entercom).

About B2Digital Inc.

With extensive background in entertainment, television, video and technology, B2Digital (OTC: BTDG) is now forging ahead and becoming a full-service live event sports company. Capitalizing on the combination of B2Digital CEO Greg P. Bell’s expertise and involvement with more than 40,000 live events over his career for major sports leagues and entertainment venues, B2Digital is in the process of developing and acquiring MMA and sports-related companies to build an integrated Premier Development League, Expand the B2 Official Training Facility Program Network and Continue the growth of the B2 Social Media Network for the multibillion-dollar mixed martial arts (“MMA”) industry.

B2Digital intends to create and develop league champions that will move on to the MMA major leagues from the Company’s B2 Fighting Series brand. Each year, the top fighters will be invited to the annual B2 Fighting Series National Championship live event.

B2Digital has developed and deployed the systems and technologies for the operation of the B2 Fighting Series, “B2FS”. This includes social media marketing, event management, digital ticketing sales, digital video distribution, digital marketing, PPV, FTV (Free to View), merchandise sales, brand management and financial control systems. B2Digital owns all rights for TV, internet, social media, media, merchandising and trademarks, and branding for the B2Digital companies.

B2Digital: MMA’s Premier Development League

www.b2digitalotc.com

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:

information@b2fs.com

Public Relations:

Tiger Global Marketing & Branding Agency

info@TigerGMP.com

www.TigerGMP.com

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